EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-227860, 333-231951 and 333-234673 of our report dated March 20, 2020, relating to the consolidated financial statements of Emerald Bioscience, Inc. and Subsidiaries, which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern, for the years ended December 31, 2019 and 2018.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

March 20, 2020